UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 24, 2006 (January 23, 2006)
DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639

(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

4150 E. Fifth Avenue, Columbus, Ohio	43219

(Address of principal executive offices)	(Zip Code)
(614) 237-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On January 19, 2006, DSW Inc. (the “Company”) announced that Kevin Lonergan was named Executive Vice President and Chief Operating Officer of the Company effective January 30, 2006. Pursuant to the terms of his employment agreement with the Company, dated December 1, 2005 (the “Employment Agreement”), Mr. Lonergan will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Mr. Lonergan will also be eligible to receive a cash incentive bonus under the Company’s Cash Incentive Compensation Plan. The Company intends to provide Mr. Lonergan with an annual cash bonus of 80% of his base salary based on his achievement of incentive goals in the Company’s annual Management Incentive Plan (“MIP”), up to a maximum of 160% of his base salary. Mr. Lonergan will also receive, subject to certain conditions set forth in the Employment Agreement, (i) options to purchase 50,000 shares of the Company’s Class A common stock at an exercise price equal to the closing price of the Company’s common stock on the date such grant is approved, subject to a 5-year vesting period, (ii) 10,000 restricted stock units with cliff vesting of 100% as of June 29, 2009, and (iii) 20,000 additional restricted stock units, with a 2-year vesting schedule. Under the terms of the Employment Agreement, the Company will provide Mr. Lonergan with a comprehensive relocation package and an after-tax perquisite allowance of $25,000 per year. In the event that Mr. Lonergan’s employment is terminated involuntarily by the Company without cause or by Mr. Lonergan with good reason (as such terms are defined in the Employment Agreement), (i) the Company will continue to pay Mr. Lonergan’s base salary at the rate then in effect through January 24, 2009 (if such termination occurs prior to January 26, 2008) or for a period of 12 months (if such termination occurs on or after January 26, 2008), (ii) the Company will reimburse Mr. Lonergan for COBRA costs for up to 12 months, subject to certain conditions, (iii) the Company will pay to Mr. Lonergan the pro rata share of any cash incentive bonus that he would have received had he not been terminated, and (iv) Mr. Lonergan may exercise any outstanding stock options which are vested on the date of his termination and those stock options that would have vested during the one year following his termination. The foregoing summary is qualified in its entirety be reference to the full and complete terms of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     On January 19, 2006, the Company announced that Deborah Ferree was promoted from President of the Company to Vice Chairman of the Company effective January 23, 2006. Ms. Ferree will continue in her role as Chief Merchandising Officer of the Company. Additionally, the Company announced that Peter Horvath was promoted from Executive Vice President and Chief Operating Officer of the Company to President of the Company effective January 23, 2006. Following their respective promotions, both Ms. Ferree and Mr. Horvath will continue to report to Jay Schottenstein, Chief Executive Officer of the Company.
     The Company also announced that Kevin Lonergan, age 57, was named as Executive Vice President and Chief Operating Officer of the Company effective January 30, 2006. A summary of the material terms of Mr. Lonergan’s Employment Agreement is set forth in Item 1.01 above and is hereby incorporated by reference into this Item 5.02.

     Prior to accepting employment with the Company, Mr. Lonergan served as Vice President of the West Zone for American Eagle Outfitters, beginning in January 2004, where he was responsible for 397 stores in 30 states. Prior to that time, Mr. Lonergan served as Executive Vice President and Chief Operating Officer of Old Navy, a division of Gap, Inc., where he oversaw all store operations and helped build the newly formed Old Navy division from its inception in 1993. Prior to serving in that capacity, Mr. Lonergan held executive positions at various divisions of Gap, Inc., Target and Carson Pirie Scott. Mr. Lonergan has over 35 years of business experience in all phases of retail, including department stores, specialty and mass merchandising, and has been responsible for many areas of business, including stores, operations, finance, real estate, human resources, systems, and customer service. Mr. Lonergan is also responsible for facilitating a research project and lab store with Indiana University — Kelley School of Business.
     None of the Company’s current directors or executive officers has a family relationship with Mr. Lonergan. Other than compensation for his services to the Company, there are no related party transactions between Mr. Lonergan and the Company.
     A copy of the press release, dated January 19, 2006, announcing the events disclosed in Items 1.01 and 5.02 of this Form 8-K is furnished as Exhibit 99 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated December 1, 2005, between DSW Inc. and Kevin Lonergan.
99	Press Release, dated January 19, 2006.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.
By:	/s/ Douglas J. Probst
Douglas J. Probst
Senior Vice President, Chief Financial Officer and Treasurer

Date: January 24, 2006